(11)--STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE




                                        For the
                                   Three Months Ended
                                       March 31,
                              ---------------------------
                                  1996           1995
                              ------------   ------------
Average shares outstanding       2,837,842      2,707,122
                              ============   ============

Net Income/(Loss)               $1,063,000       $568,000
                              ============   ============


Net Income/(Loss) per share          $0.37          $0.21
                              ============   ============